Subsidiaries of Hospitality Worldwide Services, Inc.


Hospitality Restoration and Builders, Inc.
1800 Century Park East
Suite 370
Los Angeles, California  90067
State of Incorporation:  New York

Leonard Parker Company
550 Biltmore Way
Coral Gables, Florida  33134
State of Incorporation:  Florida

  Leonard Parker Company Pacific/Asia PTE LTD
  10 Collyer Quay
  #07-09 Ocean Building
  Singapore 0104
  Incorporation:  Singapore

  Leonard Parker Company (Africa) (Proprietary) Limited
  3 Sandown Valley Crescent
  PO Box 786598
  Sandton 2146 South Africa
  Incorporation:  South Africa